Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney, VP, Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS OCTOBER SALES

November 2, 2006 Natick, MA — BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for October 2006 increased by 2.5% to $602.6 million from $588.1 million in October 2005. Comparable club sales decreased by 0.7% for the month, including a negative impact from gasoline sales of 2.5%. Excluding the impact of gasoline sales, comparable club sales figures for the four-week period ended October 28, 2006 increased by 1.7%. Last year, the Company reported a comparable club sales increase for October of 2.9%, including a positive impact from sales of gasoline of 3.3%. Excluding the impact of gasoline sales, comparable club sales figures for October 2005 decreased by 0.4%.

For the third quarter ended October 28, 2006, total sales increased by 2.9% and comparable club sales increased by 0.1%, including a negative impact from sales of gasoline of 0.6%. For the first nine months of fiscal 2006, total sales increased by 4.9% and comparable club sales increased by 1.3%, including a contribution from sales of gasoline of 0.9%. Excluding the impact of gasoline sales, comparable club sales for the third quarter and nine month periods ended October 28, 2006 would have increased by 0.7% and 0.4%, respectively.

Sales Results for October

($ in thousands)

Four Weeks Ended		% Change
October 28, 2006	October 29, 2005	Net Sales	Comp. Sales
$602,558	$588,089	2.5%	-0.7%

Thirty-nine Weeks Ended		% Change
October 28, 2006	October 29, 2005	Net Sales	Comp. Sales
$5,951,962	$5,672,563	4.9%	1.3%

The Company provided the following additional information regarding October 2006 sales for BJ’s Wholesale Club:

Comparable club sales, including sales of gasoline, increased in Metro New York, decreased in the Southeast, Mid Atlantic and New England regions and were approximately flat with last year in Upstate New York. Excluding sales of gasoline, all major regions except for the Southeast had comparable club sales increases.

On a comparable club basis, sales were flat in week one, decreased in weeks two and three, and increased in week four. Week three had the largest decrease due to pre-Hurricane Wilma stock-up sales last year, and week four benefited from the negative impact of Wilma last year. Excluding sales of gasoline, all weeks had comparable club sales increases, except for week three.

Excluding sales of gasoline, the average transaction amount for the month of October increased by approximately 2% and traffic was approximately flat compared to last year. Last year, the Company reported an increase of 4% in average transaction amount and a 4% decrease in traffic for the month of October.

-More-

BJ’s Wholesale Club

November 2, 2006

On a comparable club basis, food sales increased by approximately 3% and general merchandise sales decreased by approximately 1%. Categories with strong comparable club sales increases compared to last year included Holiday, consumer electronics, luggage, paper products, personal health, produce, small appliances, sporting goods and televisions. Weaker categories versus last year included apparel, automotive & tools, residential furniture, tires and toys.

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 170 clubs, including two ProFoods Restaurant Supply clubs and 92 gasoline stations. BJ’s press releases and filings with the Securities and Exchange Commission are available on the Internet at www.bjs.com.

Conference Call Information for Third Quarter Results

BJ’s plans to announce financial results for the third quarter ended October 28, 2006 on November 14, 2006 at 7:00 a.m. Eastern Time. At 8:30 a.m. Eastern Time, on Tuesday, November 14, 2006, BJ’s management plans to hold a conference call to discuss the second quarter financial results and its outlook for the fourth quarter 2006. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfm. An archive of the webcast will be available for approximately ninety days.

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